Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

FOX REPORTS THIRD QUARTER FISCAL 2020

REVENUES OF $3.44 BILLION, AN INCREASE OF 25%

NET INCOME OF $90 MILLION,

EARNINGS PER SHARE OF $0.13

ADJUSTED EBITDA OF $920 MILLION

AND ADJUSTED EARNINGS PER SHARE OF $0.93

NEW YORK, NY, May 6, 2020 – Fox Corporation (Nasdaq: FOXA, FOX) (“FOX” or the “Company”) today reported financial results for the three months ended March 31, 2020.

The Company reported total quarterly revenues of $3.44 billion, a 25% increase from the $2.75 billion of revenues reported in the prior year quarter, reflecting revenue growth across all operating segments. Advertising revenues increased 44%, led by the broadcast of Super Bowl LIV at the Television segment. Affiliate revenues increased 10%, led by increases at the Television segment due to higher fees from third-party FOX affiliates and higher average rates per subscriber, partially offset by net subscriber declines, at the Company’s owned and operated television stations. The Company also reported a 27% increase in other revenues, led by the operation of the FOX Studios Lot for third parties and the impact of the consolidation of Credible Labs Inc at the Other, Corporate and Eliminations segment.

Quarterly net income decreased to $90 million from the $539 million in the prior year quarter, primarily due to a loss recognized in other, net related to the change in fair value of the Company’s former investment in Roku, Inc., as well as higher operating and selling, general and administrative expenses. The increase in selling, general and administrative expenses primarily reflects higher costs related to FOX operating as a standalone public company following the Distribution1 in the prior year quarter. Quarterly net income attributable to Fox Corporation stockholders decreased to $78 million ($0.13 per share) compared to $529 million ($0.85 per share) in the prior year quarter.

Quarterly Adjusted EBITDA2 of $920 million was 20% higher than the prior year quarter, primarily due to higher contributions at the Television and Cable Network Programming segments. Adjusted net income attributable to Fox Corporation stockholders3 was $568 million ($0.93 per share), which was higher than the $471 million ($0.76 per share) adjusted result in the prior year quarter.

Commenting on the results, Executive Chairman and Chief Executive Officer Lachlan Murdoch said:

“We delivered exceptional operational and financial results in the quarter, highlighted by our successful broadcast of Super Bowl LIV on FOX. While we remain focused on continuing to execute against the strategy that drove this strong performance, we are acutely mindful of the global health crisis and its countless impacts. Our highest priority remains the safety and well-being of our employees and their families. Due to the selfless dedication of many of our colleagues, the strength of FOX has been on display throughout the crisis as we continue to provide news, information, entertainment and assistance to communities around the country. As we eventually emerge, we are confident that FOX’s focused collection of assets – centered on live and event programming – will be even more in-demand by advertisers and audiences alike, positioning us well for the future and enabling us to maximize long-term shareholder value.”

[1]

On March 19, 2019, the Company became a standalone publicly traded company through the pro rata distribution by Twenty-First Century Fox, Inc. (now known as TFCF Corporation) (“21CF”) of all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders that were subsidiaries of 21CF) (the “Distribution”). See page 5 for additional detail.

[2]	Adjusted EBITDA is considered a non-GAAP financial measure. See Note 1 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.
[3]

Excludes net income effects of Impairment and restructuring charges, adjustments to Equity (losses) earnings of affiliates, Other, net and tax provision adjustments. See Note 2 for a description of adjusted net income and adjusted earnings per share attributable to Fox Corporation stockholders, which are considered non-GAAP financial measures, and a reconciliation of reported net income and earnings per share attributable to Fox Corporation stockholders to adjusted net income and adjusted earnings per share attributable to Fox Corporation stockholders.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

REVIEW OF OPERATING RESULTS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	$ Millions
Revenues by Component:

Affiliate fee	$1,559	$1,420	$4,389	$4,102

Advertising	1,570	1,088	4,621	4,138

Other	311	244	875	636

Total revenues	$3,440	$2,752	$9,885	$8,876

Segment Revenues:

Cable Network Programming	$1,467	$1,383	$4,221	$4,082

Television	1,926	1,370	5,548	4,796

Other, Corporate and Eliminations	47	(1)	116	(2)

Total revenues	$3,440	$2,752	$9,885	$8,876

Segment EBITDA:

Cable Network Programming	$792	$741	$2,032	$1,893

Television	224	99	261	256

Other, Corporate and Eliminations	(96)	(74)	(256)	(177)

Adjusted EBITDA[4]	$920	$766	$2,037	$1,972

Depreciation and amortization:

Cable Network Programming	$15	$12	$44	$35

Television	17	28	46	80

Other, Corporate and Eliminations	25	18	74	37

Total depreciation and amortization	$57	$58	$164	$152

4 Adjusted EBITDA is considered a non-GAAP financial measure. See Note 1 for a description of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

CABLE NETWORK PROGRAMMING

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	$ Millions

Revenues

Affiliate fee	$1,006	$968	$2,902	$2,845

Advertising	304	276	895	893

Other	157	139	424	344

Total revenues	1,467	1,383	4,221	4,082

Operating expenses	(554)	(547)	(1,866)	(1,896)

Selling, general and administrative	(126)	(105)	(342)	(322)

Amortization of cable distribution investments	5	10	19	29

Segment EBITDA	$792	$741	$2,032	$1,893

Cable Network Programming reported quarterly segment revenues of $1.47 billion, an increase of $84 million or 6% from the amount reported in the prior year quarter, reflecting increases in affiliate, advertising and other revenues. Affiliate revenues increased $38 million or 4% as contractual price increases, including the impact of distribution agreement renewals, were partially offset by net subscriber declines. Advertising revenues increased $28 million or 10% as stronger ratings and higher digital advertising revenues at FOX News Media were partially offset by the impact of higher preemptions associated with breaking news coverage at FOX News Media and fewer live events at FS1 due to Coronavirus Disease 2019 (“COVID-19”). Other revenues increased $18 million or 13%, primarily due to higher sports sublicensing revenues.

Cable Network Programming reported quarterly segment EBITDA of $792 million, an increase of $51 million or 7% from the amount reported in the prior year quarter, as the revenue increases noted above were partially offset by higher expenses. The increase in expenses was primarily due to higher digital costs and political coverage at FOX News Media and higher FOX Sports and FOX News production costs related to on-location studio shows in Miami leading up to Super Bowl LIV. Partially offsetting the increase in expenses was lower NASCAR programming rights amortization at FS1 due to the postponement of live events because of COVID-19.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

TELEVISION

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	$ Millions

Revenues

Advertising	$1,266	$812	$3,726	$3,245

Affiliate fee	553	452	1,487	1,257

Other	107	106	335	294

Total revenues	1,926	1,370	5,548	4,796

Operating expenses	(1,486)	(1,114)	(4,713)	(4,075)

Selling, general and administrative	(216)	(157)	(574)	(465)

Segment EBITDA	$224	$99	$261	$256

Television reported quarterly segment revenues of $1.93 billion, an increase of $556 million or 41% from the amount reported in the prior year quarter, reflecting increases in advertising, affiliate and other revenues. Advertising revenues increased $454 million or 56%, primarily due to the broadcast of Super Bowl LIV, partially offset by the impact of one less NFL Divisional playoff game compared to the prior year quarter. Also contributing to the increase in advertising revenues were higher cyclical political revenues at FOX Television Stations, partially offset by a decline in the local advertising market as a result of COVID-19. Affiliate revenues increased $101 million or 22% due to increases in fees from third-party FOX affiliates and higher average rates per subscriber, partially offset by net subscriber declines, at the Company’s owned and operated television stations.

Television reported quarterly segment EBITDA of $224 million, an increase of $125 million from the amount reported in the prior year quarter, as the revenue increases noted above were partially offset by higher expenses. The increase in expenses was primarily due to higher programming rights amortization and production costs at FOX Sports related to the broadcast of Super Bowl LIV, partially offset by the impact of one less NFL Divisional playoff game compared to the prior year quarter. Also contributing to the increase in expenses were incremental investments in original scripted programming and co-production arrangements with third-party studios at FOX Entertainment, partially offset by the absence of a write-down of certain entertainment and syndicated programming in the prior year quarter.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

ISSUANCE OF SENIOR NOTES

In April, the Company issued $600 million of 3.05% senior notes due 2025 and $600 million of 3.50% senior notes due 2030.

ACQUISITION OF TUBI, INC. AND SALE OF STAKE IN ROKU, INC.

In April, the Company completed its acquisition of Tubi Inc., a leading free ad-supported streaming service, for approximately $445 million in net cash consideration at closing. The Company financed the Tubi acquisition principally with the net proceeds of approximately $340 million from the sale of its stake in Roku, Inc. in March. The Company purchased its stake in Roku, Inc. for approximately $40 million.

The Company recorded a loss of approximately $470 million during the quarter ended March 31, 2020 due to the change in fair value of the Company’s investment in Roku, Inc. prior to disposition, which is recognized in net income in accordance with United States generally accepted accounting principles (“GAAP”). This loss, along with other gains or losses on investments, non-recurring, infrequent or unusual items, are excluded from Adjusted EBITDA and adjusted net income and adjusted earnings per share attributable to Fox Corporation stockholders. See Notes 1 and 2 for more information about these non-GAAP financial measures.

IMPACT OF COVID-19

The impact of COVID-19 and measures to prevent its spread are affecting the macroeconomic environment, as well as the business of the Company, in a number of ways. For example, while the Company’s national news ratings remain strong, sporting events for which the Company has broadcast rights have been cancelled or postponed, the production of certain entertainment content the Company acquires has been suspended and demand in local advertising markets has declined. The magnitude of the impacts will depend on the duration and extent of COVID-19 and the effect of governmental actions, consumer behavior and actions taken by the Company’s business partners in response to the pandemic and such governmental actions. The evolving and uncertain nature of this situation makes it challenging for the Company to estimate the future performance of its businesses, particularly over the near to medium term, including the supply and demand for its services, its cash flows and its current and future advertising revenue. However, the impact of COVID-19 could have a material adverse effect on the Company’s business, financial condition or results of operations over the near to medium term. A significant decline in estimated advertising revenue or the expected popularity of the Company’s programming could lead to a downward revision in the fair value of, among other things, the Company’s reporting units, indefinite-lived intangible assets and long-lived assets and result in an impairment and a non-cash charge that is material to the Company’s reported net earnings.

DISTRIBUTION

On March 19, 2019, the Company became a standalone publicly traded company through the pro rata distribution by Twenty-First Century Fox, Inc. (now known as TFCF Corporation) (“21CF”) of all of the issued and outstanding common stock of FOX to 21CF stockholders (other than holders that were subsidiaries of 21CF) (the “Distribution”) in accordance with the Amended and Restated Distribution Agreement and Plan of Merger, dated as of June 20, 2018, by and between 21CF and 21CF Distribution Merger Sub, Inc. Following the Distribution, approximately 354 million and approximately 266 million shares of the Company’s class A common stock and class B common stock, respectively, began trading independently on The Nasdaq Global Select Market. In connection with the Distribution, the Company entered into the Separation and Distribution Agreement, dated as of March 19, 2019 with 21CF, which effected the internal restructuring (the “Separation”) whereby 21CF transferred to FOX a portfolio of 21CF’s news, sports and broadcast businesses, including FOX News Media (consisting of FOX News and FOX Business), FOX Entertainment, FOX Sports, FOX Television Stations, and sports cable networks FS1, FS2, FOX Deportes and Big Ten Network, and certain other assets, and FOX assumed from 21CF the liabilities associated with such businesses and certain other liabilities. The Separation and the Distribution were effected as part of a series of transactions contemplated by the Amended and Restated Merger Agreement and Plan of Merger, dated as of June 20, 2018, by and among 21CF, The Walt

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

Disney Company (“Disney”) and certain subsidiaries of Disney, pursuant to which, among other things, 21CF became a wholly-owned subsidiary of Disney.

BASIS OF PRESENTATION

The Unaudited Consolidated Financial Statements of the Company have been prepared in accordance with GAAP.

The Company’s financial statements for the three and nine months ended March 31, 2020 and 2019 and as of March 31, 2020 and June 30, 2019 are presented on a consolidated basis. The Company’s Unaudited Consolidated Financial Statements for the three and nine months ended March 31, 2020 reflect the Company’s results of operations and cash flows as a standalone company, and the Company’s Consolidated Balance Sheets as of March 31, 2020 and June 30, 2019 consist of the Company’s consolidated balances.

Prior to the Distribution, which occurred on March 19, 2019, the Company’s financial statements were derived from the unaudited consolidated financial statements and accounting records of 21CF. The Unaudited Consolidated Statements of Operations for the three and nine months ended March 31, 2019 include, for the periods prior to March 19, 2019, allocations for certain support functions that were provided on a centralized basis within 21CF prior to the Distribution and not recorded at the business unit level, such as certain expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others. 21CF did not routinely allocate these costs to any of its business units. These expenses were allocated to FOX on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures. Management believes the assumptions underlying the Unaudited Consolidated Financial Statements, including the assumptions regarding allocating general corporate expenses from 21CF, are reasonable. Nevertheless, the Unaudited Consolidated Financial Statements may not include all of the actual expenses that would have been incurred by FOX and may not reflect FOX’s consolidated results of operations and cash flows had it been a standalone company during the entirety of the periods presented. Actual costs that would have been incurred if FOX had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Unaudited Consolidated Statements of Operations includes corporate allocations of approximately $100 million and $270 million for the three and nine months ended March 31, 2019, respectively, in Selling, general and administrative expenses.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s businesses, including the impact of COVID-19. More detailed information about these factors is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

To access a copy of this press release through the Internet, access Fox Corporation’s corporate website located at http://www.foxcorporation.com.

CONTACTS

Joe Dorrego, Investor Relations	Megan Klein, Press Inquiries
212-852-7856	310-369-1363

Dan Carey, Investor Relations 212-852-7955

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	$ Millions, except per share amounts

Revenues	$3,440	$2,752	$9,885	$8,876

Operating expenses	(2,061)	(1,660)	(6,620)	(5,969)

Selling, general and administrative	(464)	(336)	(1,247)	(964)

Depreciation and amortization	(57)	(58)	(164)	(152)

Impairment and restructuring charges	-	(14)	(9)	(14)

Interest expense	(89)	(81)	(269)	(112)

Interest income	8	19	33	19

Other, net	(632)	84	(345)	(116)

Income before income tax expense	145	706	1,264	1,568

Income tax expense	(55)	(167)	(347)	(390)

Net income	90	539	917	1,178

Less: Net income attributable to noncontrolling interests	(12)	(10)	(40)	(37)

Net income attributable to Fox Corporation stockholders	$78	$529	$877	$1,141

Weighted average shares:	612	621	619	621

Net income attributable to Fox Corporation stockholders per share:	$0.13	$0.85	$1.42	$1.84

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	June 30, 2019

Assets:	$ Millions

Current assets:

Cash and cash equivalents	$3,196	$3,234

Receivables, net	2,453	1,967

Inventories, net	971	1,129

Other	124	148

Total current assets	6,744	6,478

Non-current assets:

Property, plant and equipment, net	1,386	1,313

Intangible assets, net	3,084	2,851

Goodwill	3,089	2,691

Deferred tax assets	4,386	4,651

Other non-current assets	1,548	1,525

Total assets	$20,237	$19,509

Liabilities and Equity:

Current liabilities:

Accounts payable, accrued expenses and other current liabilities	$1,780	$1,712

Non-current liabilities:

Borrowings	6,754	6,751

Other liabilities	1,312	899

Redeemable noncontrolling interests	258	189

Commitments and contingencies

Equity:

Class A common stock, $0.01 par value	3	4

Class B common stock, $0.01 par value	3	3

Additional paid-in capital	9,810	9,891

Retained earnings	589	357

Accumulated other comprehensive loss	(291)	(308)

Total Fox Corporation stockholders’ equity	10,114	9,947

Noncontrolling interests	19	11

Total equity	10,133	9,958

Total liabilities and equity	$20,237	$19,509

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
	2020	2019

	$ Millions

Operating Activities:

Net income	$917	$1,178

Adjustments to reconcile net income to cash provided by operating activities

Depreciation and amortization	164	152

Amortization of cable distribution investments	19	29

Impairment and restructuring charges	9	14

Equity-based compensation	101	5

Other, net	345	116

Deferred income taxes	255	322

Change in operating assets and liabilities, net of acquisitions and dispositions

Receivables and other assets	(299)	(196)

Inventories net of program rights payable	167	137

Accounts payable and other liabilities	(333)	(133)

Net cash provided by operating activities	1,345	1,624

Investing Activities:

Property, plant and equipment	(192)	(147)

Acquisitions, net of cash acquired	(611)	-

Sale of investments	349	-

Purchase of investments	-	(100)

Other investing activities, net	57	(64)

Net cash used in investing activities	(397)	(311)

Financing activities:

Borrowings	-	6,750

Net transfers to Twenty-First Century Fox, Inc.	-	(1,233)

Net dividend paid to Twenty-First Century Fox, Inc.	-	(6,500)

Repurchase of shares	(600)	-

Dividends paid and distributions	(321)	(33)

Other financing activities, net	(65)	21

Net cash used in financing activities	(986)	(995)

Net (decrease) increase in cash and cash equivalents	(38)	318

Cash and cash equivalents, beginning of year	3,234	2,500

Cash and cash equivalents, end of period	$3,196	$2,818

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

NOTE 1 – ADJUSTED EBITDA

Beginning with the announcement of the Company’s financial results for the first quarter of fiscal 2020, the Company has renamed as “Adjusted EBITDA” the measure that it had previously referred to as “Total Segment EBITDA” and, prior to the announcement of the Company’s financial results for the third quarter of fiscal 2019, as “Total Segment OIBDA.” The definition of this measure has not changed: Adjusted EBITDA is defined as Revenues less Operating expenses and Selling, general and administrative expenses. Adjusted EBITDA does not include: Amortization of cable distribution investments, Depreciation and amortization, Impairment and restructuring charges, Interest expense, Interest income, Other, net and Income tax expense.

Management believes that information about Adjusted EBITDA assists all users of the Company’s Unaudited Consolidated Financial Statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results. Adjusted EBITDA provides management, investors and equity analysts a measure to analyze the operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including Adjusted EBITDA, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Adjusted EBITDA is considered a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment charges, which are significant components in assessing the Company’s financial performance. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles net income to Adjusted EBITDA for the three and nine months ended March 31, 2020 and 2019:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

	$ Millions

Net income	$90	$539	$917	$1,178

Add:

Amortization of cable distribution investments	5	10	19	29

Depreciation and amortization	57	58	164	152

Impairment and restructuring charges	-	14	9	14

Interest expense	89	81	269	112

Interest income	(8)	(19)	(33)	(19)

Other, net	632	(84)	345	116

Income tax expense	55	167	347	390

Adjusted EBITDA	$920	$766	$2,037	$1,972

EARNINGS RELEASE FOR THE QUARTER ENDED MARCH 31, 2020

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS

The Company uses net income and earnings per share (“EPS”) attributable to Fox Corporation stockholders excluding net income effects of Impairment and restructuring charges, adjustments to Equity (losses) earnings of affiliates, Other, net, and tax provision adjustments (“Adjusted Net Income” and “Adjusted EPS” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies. Adjusted Net Income and Adjusted EPS are not measures of performance under GAAP and should be considered in addition to, and not as substitutes for, net income attributable to Fox Corporation stockholders and EPS as reported in accordance with GAAP. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to management, investors and equity analysts to assist in their analysis of the Company’s performance relative to prior periods and the Company’s competitors.

The following table reconciles net income and EPS attributable to Fox Corporation stockholders to Adjusted Net Income and Adjusted EPS for the three months ended March 31, 2020 and 2019:

	Three Months Ended
	March 31, 2020		March 31, 2019
	Income	EPS	Income	EPS

	$ Millions, except per share data

Net income	$90		$539

Less: Net income attributable to noncontrolling interests	(12)		(10)

Net income attributable to Fox Corporation stockholders	$78	$0.13	$529	$0.85

Impairment and restructuring charges	-	-	14	0.02

Other, net[5]	627	1.02	(85)	(0.14)

Tax provision	(137)	(0.22)	13	0.02

Rounding	-	-	-	0.01

As adjusted	$568	$0.93	$471	$0.76

5 Other, net presented above excludes equity losses of affiliates.